Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 4 to Form S-1 of Shreya Acquisition Group (the “Company”), of our report dated September 12, 2025, except for Note 10 and its impact on the financial statements, as to which date is April 24, 2026, relating to the financial statements of the Company as of June 30, 2025, and for the period from June 25, 2025 (inception) through June 30, 2025, included in this Registration Statement.

Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

New York, New York

April 24, 2026